Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 904 2410	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) HOLDS 2023 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

STAMFORD, CT, May 3, 2023 – Philip Morris International Inc. (NYSE: PM) held its 2023 Annual Meeting of Shareholders today. André Calantzopoulos, Executive Chairman of the Board, addressed shareholders and answered questions. Jacek Olczak, Chief Executive Officer, gave a business presentation, which included an overview of PMI’s:
•strong performance in 2022 and encouraging start to 2023;
•robust business fundamentals and rapid progress on its smoke-free transformation;
•excellent momentum in the heat-not-burn and nicotine pouch categories;
•further progress on sustainability, with continued recognition by leading external stakeholders; and
•commitment to rewarding shareholders over time.
"Our smoke-free transformation continued apace in 2022, with the growth of smoke-free products to nearly one-third of total net revenues for the year and the achievement of two important milestones -- the acquisition of Swedish Match and the agreement to gain the full rights to commercialize IQOS in the U.S. in April 2024," said Jacek Olczak, Chief Executive Officer.
“As a global smoke-free champion with leading brands IQOS and ZYN, we are well positioned to further accelerate our transformation in the years to come, to the benefit of the company, our shareholders, other stakeholders and public health.”
Approximately 81 percent of the shares entitled to vote were represented at the meeting in person or by proxy. The shareholders elected 12 nominees for director; approved, on an advisory basis, the compensation of named executive officers; approved, on an advisory basis, a one-year interval for the vote on the compensation of named executive officers; ratified the selection of PricewaterhouseCoopers SA as independent auditors; and voted against the shareholder proposal. Final voting results will be included in a Form 8-K that PMI will file with the SEC in the coming days.
An archived copy of the webcast of the meeting will be available for approximately one year from the date of the meeting at www.virtualshareholdermeeting.com/PM2023. The presentation slides and script will be available at the same website address.

Forward-Looking & Cautionary Statements
The presentation, related discussion and this press release contain projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the year ended December 31, 2022, and the Form 10-Q for the first quarter ended March 31, 2023. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of March 31, 2023, PMI's smoke-free products were available for sale in 78 markets, and PMI estimates that approximately 18.5 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35% of PMI’s total 2023 first-quarter net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.